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                                                                    EXHIBIT 99.2


                            [FLAGSTAR CAPITAL LOGO]



FLAGSTAR CAPITAL CORPORATION

                              NOTICE OF REDEMPTION

                                       OF

           8.50% NONCUMULATIVE EXCHANGEABLE PREFERRED STOCK, SERIES A

CUSIP NO. 33847R 20 7

NOTICE IS HEREBY GIVEN that, pursuant to Section 3 of the Certificate of Designation of 8.50% Noncumulative Exchangeable Preferred Stock, Series A, of Flagstar Capital Corporation, a Michigan corporation (the "Company"), the Company has called for redemption and will redeem on June 30,2003 (the "Redemption Date") all 2,300,000 outstanding shares of its 8.50% Noncumulative Exchangeable Preferred Stock, Series A (the "Preferred Shares"), for a redemption price of $25.00 per share (the "Redemption Price"), plus $0.53125 in accrued and unpaid dividends thereon to the Redemption Date. Dividends on the Preferred Shares will cease to accrue on June 30,2003.

PAYMENT OF THE REDEMPTION PRICE WILL BE MADE ON OR AFTER JUNE 30,2003, UPON PRESENTATION AND SURRENDER OF CERTIFICATES REPRESENTING THE PREFERRED SHARES TO REGISTRAR AND TRANSFER COMPANY (THE "AGENT") DURING THE AGENT'S USUAL BUSINESS HOURS AT ONE OF THE FOLLOWING ADDRESSES:



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IF BY MAIL:                             IF BY OVERNIGHT DELIVERY:             IF BY HAND:
Registrar and Transfer Company          Registrar and Transfer Company        Registrar and Transfer Company
10 Commerce Drive                       10 Commerce Drive                     c/o The Depository Trust Co.
Cranford, New Jersey 07016-3572         Cranford, New Jersey 07016-3572       Transfer Agent Drop
                                                                              55 Water Street, 1st Floor
                                                                              New York, New York 1004l-0099
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A LETTER OF TRANSMITTAL CONTAINING FURTHER INFORMATION REGARDING THE REDEMPTION
OF THE PREFERRED SHARES WILL BE MAILED ON OR PRIOR TO JUNE 13, 2003.

On the Redemption Date, dividends on the Preferred Shares shall cease to accrue, the Preferred Shares shall no longer be deemed to be outstanding, and the holders of the Preferred Shares shall not have any right as holders of the Preferred Shares other than the right to receive any accrued and unpaid dividends and to receive the Redemption Price, without interest, upon presentation, endorsement and surrender of certificates representing Preferred Shares in accordance with this Notice of Redemption.

The method of delivery of certificates representing Preferred Shares to the Agent is at the option and risk of the holder. Holders of Preferred Shares are encouraged to deliver their certificates representing Preferred Shares to the Agent by registered mail with return receipt requested.

If certificates representing Preferred Shares have been lost, misplaced, mutilated or stolen, please promptly contact the Agent at one of the addresses above or by telephone at (800) 368-5948.



Date:  May 30, 2003               FLAGSTAR CAPITAL CORPORATION

                                  By:  /s/ Mark T. Hammond
                                       --------------------
                                       Mark T. Hammond
                                       Vice Chairman of the Board and
                                       Chief Executive Officer